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                                                                   EXHIBIT 99.1

FOR IMMEDIATE RELEASE


LAMSON & SESSIONS FOURTH QUARTER NET SALES AND EARNINGS STRENGTH EXCEEDS PREVIOUS ESTIMATE

     o NET SALES ANTICIPATED TO BE APPROXIMATELY $143 MILLION IN FOURTH QUARTER 2005, AN INCREASE OF 47 PERCENT OVER THE PRIOR YEAR QUARTER

     o DILUTED EARNINGS PER SHARE FOR THE FOURTH QUARTER EXPECTED TO RISE TO 88-91 CENTS COMPARED WITH PRIOR ESTIMATE OF 70-75 CENTS


         CLEVELAND, Ohio, January 17, 2006 - Lamson & Sessions (NYSE:LMS) today announced a second upward revision in its net sales and net income estimates for the fourth quarter of 2005. The Company expects record net sales of approximately $143 million for the fourth quarter of 2005, an increase of 10 percent over the high end of its previous estimate of $125 million to $130 million and a 47 percent increase over the $97 million reported in the fourth quarter of 2004.

         As a result of this increase in estimated net sales, the Company has raised its income estimate for the fourth quarter of 2005 to a range of $13.7 million to $14.2 million, or 88 cents to 91 cents per diluted share. This revision is approximately a 26 percent increase over the high end of the Company's previous estimate of $10.5 million to $11.3 million, or 70 cents to 75 cents per diluted share, provided on November 30, 2005. Net income for the fourth quarter of 2004 was $1.3 million, or 9 cents per diluted share.

         For the full year 2005, the Company expects record net sales of approximately $494 million, a 27 percent increase over the $387 million reported in 2004. Net income for the year is anticipated to reach $26.5 million to $27.0 million, or $1.76 to $1.79 per diluted share, compared with $6.1 million, or 43 cents per diluted share, from continuing operations reported in 2004.

         The Company's PVC Pipe business segment was able to recover the substantial cost increases in polyvinyl chloride (PVC) resin during the fourth quarter of 2005, as shortages of feedstocks and catalysts and strong end market demand pushed the price of PVC resin to historically high levels. The force majeure conditions experienced by the resin manufacturers resulted in insufficient resin being available to satisfy the end market demand in the fourth quarter of 2005.

         Looking forward, while some short-term moderation in resin costs may occur, the Company believes that the cost of resins will remain at elevated levels. This is due to current forecasts of



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stronger end market demand and the expectation of continuing high energy costs in 2006. In the first quarter of 2006, the availability of PVC resin has returned to normal levels, and end market demand is currently reflecting seasonally lower activity.

         The Company expects to report its fourth quarter and full year 2005 financial results on February 16, 2006, and will provide some information regarding expectations for 2006 at that time.

         Lamson & Sessions is a leading producer of thermoplastic enclosures, fittings, wiring outlet boxes and conduit for the electrical, telecommunications, consumer, power and wastewater markets. For additional information, please visit our Web site at: www.lamson-sessions.com.

         This press release contains forward-looking statements that involve risks and uncertainties within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expected as a result of a variety of factors, such as: (i) the volatility of resin pricing,
(ii) the ability of the Company to pass through raw material cost increases to its customers, (iii) the continued availability of raw materials and consistent electrical power supplies, (iv) maintaining a stable level of housing starts, telecommunications infrastructure spending, consumer confidence and general construction trends and (v) any adverse change in the country's general economic condition affecting the markets for the Company's products. Because forward-looking statements are based on a number of beliefs, estimates and assumptions by management that could ultimately prove to be inaccurate, there is no assurance that any forward-looking statement will prove to be accurate.


FOR FURTHER INFORMATION, PLEASE CONTACT:

James J. Abel
Executive Vice President and
Chief Financial Officer
Lamson & Sessions
(216) 766-6557


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